Exhibit 99.S

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Blue Owl Technology Income Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	—	—	—	—	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Class S Common Stock

	Equity	Class D Common Stock

	Equity	Class I Common Stock

	Equity	Common Stock, par value $0.01 per share(3)	457(o)	—	—	5,000,000,000	0.0000927	$463,500

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$5,000,000,000		$463,500

	Total Fees Previously Paid					$463,500		$463,500

	Total Fee Offset							$—

	Net Fee Due							$0

(1)	Being registered pursuant to this Registration Statement.
(2)	Calculated pursuant to Rule 457(o) and previously paid in connection with the filing of the Registrant’s registration statement on Form N-2.
(3)

The Registrant hereby offers up to a maximum aggregate amount of $5,000,000,000 of the following classes of common stock in any combination of: “Class S shares,” “Class D shares” and “Class I shares.” The Registrant also may register other classes of common stock, which may be included in this offering.